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                                                                EXHIBIT(a)(5)(B)

                                                                      [ARV LOGO]

October 31, 2001

American Retirement Villas Properties III, L.P. Limited Partners

     RE: INCREASED OFFER TO PURCHASE ALL LIMITED PARTNERSHIP UNITS FOR $400 IN CASH PER UNIT

Dear Limited Partner:

     We are pleased to inform you that we are amending our Offer to provide you with additional options and benefits. First, we have increased our tender offer price TO $400 PER UNIT (AN INCREASE OF $40 PER UNIT, OR 11%, OVER OUR ORIGINAL OFFER). Second, we have broadened our offer to purchase units tendered from the previous maximum of 10,000 units to ALL UNITS TENDERED. Our offer allows you the opportunity to LIQUIDATE YOUR ENTIRE INVESTMENT and END YOUR TAX FILING RESPONSIBILITIES resulting from annual Schedule K-1's. YOU WILL RECEIVE YOUR $400 PER UNIT PAYMENT IMMEDIATELY AFTER THE OFFER EXPIRES.

     Prior to tendering your units, you should carefully review the information we have provided to you and consult with your professional advisors. Please understand that THERE ARE RISKS INVOLVED, WHETHER OR NOT YOU TENDER YOUR UNITS. You must evaluate these risks, which we have attempted to clearly and thoroughly outline for you in our original Offer to Purchase and the enclosed materials, and make the decision which YOU BELIEVE IS IN YOUR BEST INTERESTS. IF YOU ELECT TO TENDER YOUR UNITS, YOU SHOULD ACT PROMPTLY AS OUR OFFER TO PURCHASE YOUR UNITS EXPIRES AT 12:00 MIDNIGHT, EASTERN TIME, ON NOVEMBER 15, 2001.

     As you may know, C3 Capital has terminated their previous tender offer at $300 per unit. Their affiliate, Vintage Senior Housing, LLC ("Vintage"), has conditionally offered to buy the Partnership's real estate and other assets. Although their conditional offer, if consummated, could eventually result in liquidating distributions to you that Vintage estimates at $428 per Unit, IT IS SUBJECT TO SIGNIFICANT DUE DILIGENCE AND FINANCING CONTINGENCIES. THESE CONTINGENCIES AND UNCERTAINTIES WOULD, IN OUR JUDGMENT, MAKE IT DOUBTFUL AS TO WHETHER A TRANSACTION WITH VINTAGE WOULD CLOSE AND, EVEN IF IT WERE TO CLOSE, MAKE IT UNLIKELY THAT LIQUIDATING DISTRIBUTIONS TO YOU WOULD COMMENCE BEFORE THE SECOND QUARTER OF 2002. Furthermore, on October 22, 2001, we were notified by the Arizona Department of Health Services, Assurance and Licensure Services that the Partnership's Chandler Villas community must add fire protection sprinklers throughout the residents' units. Our estimate of the cost of adding sprinklers to this community is approximately $600,000. Our $400 per unit Offer gives consideration to this cost; the Vintage proposal does not, as it was just recently provided this information. It is possible that this information or other information that Vintage might obtain through due diligence would cause it to renegotiate its original purchase offer. For your consideration and evaluation, we have enclosed Vintage's conditional offer letter to us and our response to them. PLEASE NOTE THAT VINTAGE IS NOT OFFERING TO BUY YOUR UNITS.

     If you have already tendered your units, and wish to have them all purchased at $400 per unit, YOU DO NOT NEED TO DO ANYTHING MORE. If you have not tendered your units and wish to do so now, enclosed is a new Letter of Transmittal TO BE USED IN TENDERING YOUR UNITS. PLEASE USE THE BLUE LETTER OF TRANSMITTAL AND WHITE ENVELOPE.

     IF YOU BELIEVE SELLING ALL OR ANY PART OF YOUR UNITS AT $400 PER UNIT IS IN YOUR BEST INTEREST AND YOU HAVE NOT ALREADY TENDERED TO US, YOU MUST COMPLETE THE BLUE TRANSMITTAL FORM AND FORWARD IT IN THE WHITE STAMPED AND SELF-ADDRESSED ENVELOPE BY NOVEMBER 15, 2001. If the holders of at least 30% of the outstanding Units accept our offer, YOU WILL RECEIVE YOUR $400 PER UNIT PAYMENT IMMEDIATELY AFTER THE
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Letter to Limited Partners
October 31, 2001
Page  2

OFFER EXPIRES. IF YOU SELL ALL YOUR UNITS, YOU WILL HAVE NO FURTHER TAX FILING RESPONSIBILITIES RELATIVE TO THE PARTNERSHIP FOR CALENDAR 2002 OR FUTURE YEARS.

     Enclosed is an Amendment and Supplement to our Offer to Purchase, as well as an Amendment to the Schedule 14D-9 that was previously sent to you. IN LIGHT OF OUR CONFLICTS OF INTEREST IN THIS MATTER, WE ARE NOT MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR UNITS. PLEASE GIVE THESE MATERIALS YOUR IMMEDIATE AND CAREFUL ATTENTION.

     IF YOU HAVE ANY QUESTIONS, PLEASE CALL THE INFORMATION AGENT AT (800) 223-2064 OR MS. CONNIE LESTER AT (714) 435-4338.

                                          Sincerely,

                                          ARV ASSISTED LIVING, INC.

                                          /s/ DOUGLAS M. PASQUALE
                                          Douglas M. Pasquale
                                          Chairman and Chief Executive Officer

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